UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 28, 2006
(Date of earliest event reported)

PG&E Corporation

(Exact Name of Registrant as specified in Charter)

California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, California 94105
(Address of principal executive offices, zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry Into a Material Definitive Agreement

Accelerated Share Repurchase Transaction

On March 28, 2006, PG&E Corporation entered into a new share forward agreement with Goldman, Sachs & Co. (GS&Co.) to complete the share forward component of the accelerated share repurchase arrangement entered into on November 16, 2005 (the November 16, 2005 ASR) under which PG&E Corporation repurchased 31,650,300 shares of its outstanding common stock. PG&E Corporation’s and GS&Co.’s obligations with respect to the share forward component of the November 16, 2005 ASR were terminated on March 28, 2006, in connection with the PG&E Corporation common stock dividend declared on February 15, 2006, payable on April 15, 2006 to shareholders of record on March 31, 2006. In connection with the termination, certain payments are required by both PG&E Corporation and GS&Co., including a price adjustment based on the difference between $34.75 per share, the forward price specified in the November 16, 2005 ASR, and the average of the daily volume weighted average price (VWAP) of PG&E Corporation common stock from November 17, 2005 through March 28, 2006. PG&E Corporation owes GS&Co. approximately $58 million (net of amounts payable by GS&Co. to PG&E Corporation), which amount is payable on March 31, 2006. PG&E Corporation will record the payment as a reduction of Common Shareholders’ Equity.

Under the new share forward agreement, PG&E Corporation and GS&Co. will continue to be required to make certain payments, including a price adjustment with respect to the remaining 11,385,000 shares subject to the agreement based on the difference between the specified forward price of $34.75 per share and the average of the daily VWAP from March 29, 2006 through June 8, 2006. The aggregate amounts of the payments required of each of the parties, including the amount of the price adjustment based on the VWAP, cannot be determined until June 8, 2006. Any amounts that are due from PG&E Corporation can be settled, at PG&E Corporation’s option, in cash, in shares of its common stock, or a combination of the two.

GS&Co. may terminate the new share forward agreement (i) in the event of a default by PG&E Corporation (which would include the acceleration of certain other PG&E Corporation indebtedness in a principal amount in excess of $100 million), (ii) on the day before any ex-dividend date of a PG&E Corporation dividend, and (iii) in certain other circumstances. In the event of termination in connection with an ex-dividend date, PG&E Corporation and GS&Co. may elect to enter into a further arrangement to complete the remaining share forward obligations, although the price adjustment based on the VWAP between March 29, 2006 and the day before the ex-dividend date and certain other amounts would become payable. Upon an early termination (other than when the termination event results from the declaration of a dividend and a further arrangement is executed), PG&E Corporation would be required to compensate GS&Co. for any losses it incurs in connection with the new share forward agreement.

Any shares that PG&E Corporation issues in the future in connection with an early termination of the new share forward agreement or a further arrangement, or to compensate GS&Co. for any additional amounts due, would increase the number of shares outstanding at the time of issuance. In addition, until the transaction is completed or terminated, generally accepted accounting principles require PG&E Corporation to assume that it will issue shares to settle any remaining obligation to GS&Co. PG&E Corporation must calculate the number of shares that would be required to satisfy the obligation upon completion of the transaction based on the market price of PG&E Corporation common stock at the end of a quarterly or year-end reporting period. The number of shares PG&E Corporation must treat as having been issued to settle such obligation would be included in the number of shares outstanding for purposes of calculating PG&E Corporation’s fully diluted earnings per share for that reporting period.

GS&Co. and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking, and other services for PG&E Corporation and its affiliates, including entering into previous accelerated share repurchase arrangements and acting as a lender under PG&E Corporation’s credit agreement.

Item 1.02 - Termination of a Material Definitive Agreement

The information set forth above in Item 1.01 regarding termination of the share forward obligations under the November 16, 2005 ASR is hereby incorporated into Item 1.02 by reference.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 regarding the new share forward agreement entered into in connection with the November 16, 2005 ASR is hereby incorporated into Item 2.03(b) by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: March 30, 2006	By:	/s/ Linda Y.H. Cheng
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary